Exhibit 10.85

THIS DEED is made the 31st day of December 2012

BETWEEN:

(1)	BGC SERVICES (HOLDINGS) LLP, (the “Partnership”), of One Churchill Place London E14 5RD; and

(2)	GRAHAM SADLER, (the “FURTHER MEMBER”),

and in favour of each Member of the Partnership and the Partnership for itself.

BACKGROUND:

(A)	By a Limited Liability Partnership Deed, the Partnership was established on 21 December 2011, the Members (as defined therein) agreed to regulate their relations as Members of the Partnership.

(B)	In December 2012 the Members amended and restated the Limited Liability Partnership Deed (“Partnership Deed”) in contemplation of Further Members joining the Partnership in the capacity of Individual Members subject at all times to the Board’s absolute discretion.

IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	Save where the context otherwise requires, the words and expressions used in this Deed (and annexed Schedule) shall have the meanings respectively assigned to them in the Partnership Deed.

2	Adherence to Partnership

2.1	The Further Member covenants with the Members for the time being and the Partnership to observe, perform, remain subject to and provide all consents under the terms and conditions of the Partnership Deed with effect from 21 December 2012 (the “Date of Admission”) and shall from such date, subject at all times to the Board’s absolute discretion, be designated as an Individual Member. The Further Member confirms that he has read and fully understood the terms and conditions of the Partnership Deed and how they apply to him as an Individual Member.

2.2	The Further Member shall contribute £5000 to the Partnership upon the execution of this Deed pursuant to clause 7 of the Partnership Deed.

2.3	The Further Member shall be entitled to the following number of votes at any Members’ meeting:-

one

subject always to the provisions of the Partnership Deed.

2.4	The provisions of Schedule 1 to this Deed of Adherence set out the Individual Member’s entitlement to profits under clause 8 of the Partnership Deed and the individual terms and conditions which apply to the Individual Member’s membership of the Partnership. Schedule 1 may be amended from time to time by the agreement of the Partnership (acting through the Board) and the Individual Member in accordance with this Deed and the Partnership Deed.

2.5	This Deed shall be supplemental to and read together with the Partnership Deed. In the case of a conflict between any of the provisions of this Deed of Adherence and the Partnership Deed, this Deed of Adherence shall take precedence as between the Partnership and the Individual Member.

2.6	For the purposes of the Partnership Deed, the address of the Further Member shall be c/o BGC Services (Holdings) LLP, One Churchill Place London, E14 5RD, subject to notification of a change of address by the Further Member to the Partnership in accordance with that clause.

IN WITNESS WHEREOF the parties have executed this Deed the day and year first above written.

SIGNED and DELIVERED as a	)
DEED by BGC SERVICES	)
(HOLDINGS) LLP acting by:	): /s/ Mark Cooper
(—)

SIGNED and DELIVERED as a	)
DEED by GRAHAM SADLER	)
acting by:	):
/s/ Graham Sadler
(—)
(—)

SCHEDULE 1: INDIVIDUAL MEMBER’S TERMS AND CONDITIONS

NAME OF INDIVIDUAL MEMBER: GRAHAM SADLER

DATE OF ADMISSION AS MEMBER: 21 DECEMBER 2012

1.	DURATION OF MEMBERSHIP:

1.1.	Membership shall continue until terminated in accordance with clause 4 of this Deed or the provisions of the Partnership Deed.

2.	WORKING REQUIREMENTS:

2.1	Normal hours of business are 9.00 am to 6.00 pm, on Monday to Friday. The Individual Member shall work normal business hours and such additional hours as may be necessary in the performance of his/her duties and powers hereunder. However, the nature of the Individual Member’s role is such that working time is not measured or predetermined.

2.2	The Individual Member will carry out the business of the Partnership (or as required for one of its Affiliates) in the office at One Churchill Place, Canary Wharf, London, E14 5RD or such other offices of the Partnership or its Affiliates as they may reasonably require.

2.3	The Individual Member shall hold the position of Chief Financial Officer. At all times the Individual Member agrees that he may also be engaged in any capacity that the Chief Executive Officer of the Partnership may reasonably require (which may include the provision of services to third parties) and shall not engage in any activity which may be or may become in the reasonable opinion of the Chief Executive Officer of the Partnership harmful to or contrary to the interests of the Partnership and/or Affiliates.

2.4	The Individual Member acknowledges that his position means that he has a material impact on the Partnership or any Affiliate’s risk profile. The role has been designated as a “Code Staff” role for the purposes of the Financial Services Authority’s Remuneration Code. The Individual Member acknowledges and accepts that his Profit Allocation (as defined below) will be considered and awarded in accordance with the provisions of the FSA Remuneration Code (as amended) and that payment of any Profit Allocation remains subject at all times to the Partnership’s obligations under the FSA Remuneration Code (as amended).

3.	PROFIT ALLOCATION AND ADVANCE DRAWINGS:

Advance Drawings

3.1.	Subject to clause 3.3, the Individual Member’s Allocated Monthly Advance Drawings will be: €22,916.66.

In accordance with the Partnership Deed, the Partnership will retain from Allocated Monthly Advance Drawings amounts on account of income tax and national insurance contributions.

Profit Allocation

3.3.	The Individual Member will be entitled to his/her annualised Allocated Monthly Advance Drawings under clause 8.3 of the Partnership Deed per Financial Period of the Partnership and such further allocation of profit as the Board may determine in accordance with subparagraph 3.4 below (“Profit Allocation”). All payments of Profit Allocation shall be made in accordance with the Partnership Deed and subject to the availability of sufficient Partnership profits. No payment made under subparagraph 3.4 in any year shall give rise to any entitlement or expectation of a future payment or be an indication of the level of such payment which may be made in the future (if any). Any such payment under subparagraph 3.4 will be made in accordance with the Partnership’s policy from time to time. No such payments shall be made to the extent that as at the date of payment the Individual Member has:

3.3.1	given or received notice of termination of Membership or otherwise attempted to procure his release from this Deed of Adherence or otherwise become an Outgoing Member;

3.3.2	failed to comply with the Partnership’s (and its Affiliates’): current Membership Handbook; other Handbooks; Compliance Manual; Anti-Bribery and Fraud Policies and Procedures; and other rules or procedures of the Partnership (and its Affiliates) from time to time in force as well as all express or implied obligations owed to the Partnership or its Affiliates; and other rules, codes or procedures of any relevant regulatory or tax authority (including but not limited to the Financial Services Authority or any replacement body).

3.4.	Subject always to 3.3, the Individual Member may be entitled to such amount by way of profit share as the Chief Executive Officer of the Partnership may in its sole and absolute discretion determine having consulted with the Board.

3.5.	As at the date of this Deed, the Board intends that any allocation of profit under this clause 3 (other than Allocated Monthly Advance Drawings) is to be made available to the Individual Member annually either as Advance Drawings or as a distribution of allocated profit (as applicable).

3.6	Notwithstanding any other provision of this Deed of Adherence or the Partnership Deed, a proportion of the Individual Member’s Profit Allocation in any Financial Period of the Partnership may at the Board’s absolute discretion consist of cash, a cash advance distribution by way of loan (the details of which will be set out in a separate document) and/or (rather than cash) a contingent non-cash grant, (subject to the terms of the loan and/or grant document(s) under which such cash advance distribution or non-cash grant is provided including any vesting and cancellation provisions and restricted covenants contained therein). The value of the units granted for the purpose of the contingent non-cash grant shall equal the number of units granted multiplied by the market price of BGC Partners, Inc. Class A common stock on the date of final determination of such award. The amount of such award shall be applied toward the amount of the Individual Member’s total Profit Allocation.

4	TERMINATION:

Notice

4.1.	Without prejudice to the parties’ rights under the Partnership Deed, either party must give three (3) months notice to the other in writing to terminate the Membership, following which the Member shall become an Outgoing Member and shall cease to be a Member save to the extent set out in the Partnership Deed.

Partnership Deed

4.7	Subject to 4.1 above the Partnership Deed applies as regards termination and resignation of Membership.

5.	BENEFITS:

The Partnership may provide benefits such as health insurance and permanent health insurance. The provision of such benefits is subject to the terms and rules of such benefit schemes prevailing from time to time. In particular (but without limitation) the Individual Member must provide full co-operation in connection with any claim made on his/her behalf under such benefits and is at all times responsible for providing any medical evidence that may be required by the insurers. Should the insurers refuse a claim, the Partnership will be under no further obligation to provide other benefits to the relevant Individual Member and the Individual Member expressly waives any express or implied term to the contrary. The Partnership reserves the right to vary, and/or replace any health insurance and/or permanent health insurance benefits from time to time at its absolute discretion.

6.	PENSIONS:

There is no pension offered by the Partnership.

7.	OTHER AGREED PROVISIONS IN RESPECT OF THE INDIVIDUAL MEMBER’S MEMBERSHIP:

7.1	Clause 16.1(J) of the Partnership Deed shall not apply to the Individual Member.

7.2	The Individual Member shall be entitled to 25 days’ holiday per annum and Clause 17(A)(1) of the Partnership Deed is hereby amended accordingly.

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